Exhibit 99.1

3PEA Reports First Quarter 2018 Financial Results

First Quarter 2018 Revenue up 46% to $4.6 million

HENDERSON, Nev.--(BUSINESS WIRE)-- 3PEA International, Inc. (“3PEA” or the “Company) (OTCQB:TPNL), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, reported financial results for the first quarter ended March 31, 2018.

Q1 2018 Highlights

•	First quarter 2018 revenue increased 46% to a record $4.6 million compared to $3.2 million in the same year ago quarter.

•	Gross profit for the three months ended March 31, 2018 increased to $2.24 million compared to $1.36 million in the same year ago quarter.

•	Net income for the three months ended March 31, 2018 was $412,548, or $.01 per share, compared to net income of $369,394, or $.01 per share, in the same year ago quarter.

•	Adjusted EBITDA for the three months ended March 31, 2018 was $795,987 compared to adjusted EBITDA of $640,162 in the same year ago quarter (a reconciliation of Adjusted EBITDA to GAAP Net Income is set forth below).

•	Surpassed 1,700,000 PaySign® Cardholders participating in 217 card programs as of March 31, 2018, up from approximately 1,550,000 cardholders participating in 205 programs for the period ended December 31, 2018.

Management Commentary

“We are pleased with our first quarter results, which were both within our expectations and reflect the seasonality we commonly experience in the first quarter,” said Mark Newcomer, Chief Executive Officer, 3PEA International. “In recent months, we added several highly talented team members to our sales and marketing, operations, compliance, and customer service departments. Our expanded sales and marketing team has produced a strong pipeline, and results are just starting to be realized. Additionally, we appointed four highly respected independent directors to our board, whose diverse talents, experience and expertise will be relied upon as we continue to grow our Company.”

“The increase in revenue in the first quarter was primarily a result of growth in our cardholder base throughout our prepaid programs,” said Brian Polan, Chief Financial Officer, 3PEA International. “We experienced a significant improvement in gross margins as a result of reductions in cost and the addition of higher margin programs. We expect our revenue to continue to grow at comparable rates as we bring higher margin card products to market.”

Three Months Ended March 31, 2018

Revenues for the three months ended March 31, 2018 were $4,676,320, an increase of $1,475,425, or 46%, compared to the same period in the prior year, when revenues were $3,200,895. The increase in revenue is due to growth of our cardholder base. As of March 31, 2018, we managed 217 card programs with over 1,700,000 participating card holders. The company expects revenues to continue to trend upwards in the long term.

Gross profit for the three months ended March 31, 2018 was $2,243,110, or 48% of revenue, an increase of $875,764 compared to the same period in the prior year, when gross profit was $1,367,346, or 43% of revenue.

Selling, general and administrative expenses for the three months ended March 31, 2018 were $1,579,019, an increase of $764,742 compared to the same period in the prior year, when selling, general and administrative expenses were $814,277. The increase in selling, general and administrative expenses was primarily due to costs associated with the expansion of our compliance, technology, customer service, operations, and sales and marketing departments in order to successfully scale our business. We expect selling, general and administrative expenses to remain relatively stable for the remainder of the year.

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Adjusted EBITDA for the three months ended March 31, 2018 was $795,987, an increase of $155,825 compared to the same period in the prior year, when Adjusted EBITDA was $640,162. Adjusted EBITDA increased in the current quarter, despite a substantial increase in selling, general and administrative expenses from the same period in the prior year, as increases in revenues and gross margins more than offset such increased expenses.

Our net income for the three months ended March 31, 2018 was $412,548, or $0.01 per share, an increase of $43,154 compared to the same period in the prior year, when we recorded net income of $369,394, or $0.01 per share. The increase in our net income is attributable to the aforementioned factors.

Shareholder Update

In the first quarter of 2018, we expanded our compliance, operations, technology and sales and marketing departments. In 2018 we will continue to focus our sales and marketing efforts on increasing our footprint in corporate incentive, rebate and healthcare related card programs. In addition, we will offer a fully reloadable prepaid card option to our existing cardholder base. At of the end of the first quarter 2018, the Company has over 1.7 million PaySign Cardholders participating in 217 card programs.

In 2018, the Company added four independent non-executive directors:

•	Bruce A. Mina, co-founder & managing member of Mina Llano Higgins Group, LLP.

•	Quinn Williams, a shareholder with the firm Greenberg Traurig LLP.

•	Dennis Triplett, former CEO of Healthcare Services at UMB Bank, N.A. a leading provider of healthcare payment solutions including health savings accounts (HSAs), healthcare spending accounts and payments technology.

•	Dan Henry, former CEO of Netspend Corporation and former President and COO at Euronet Worldwide. During his tenure at Netspend, cardholder accounts grew from 700,000 to more than 2.35 million and Netspend’s annual revenues grew from $129 million in 2007 to $351 million in 2012, and completed an all cash sale of the company to TSYS Corporation for $1.4 billion.

For 2018, the company will be focused on increasing gross margins, increasing market share, and offering new products and services to its existing cardholders.

About 3PEA International

3PEA International (OTCQB:TPNL) is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has managed millions of prepaid debit cards in its portfolio. Through its PaySign brand, 3PEA designs and develops payment solutions, prepaid card programs, and customized payment services. 3PEA’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. 3PEA’s customizable prepaid solutions offer significant cost savings while improving brand recognition and customer loyalty. 3PEA’s customers include healthcare companies, major pharmaceutical companies, large multinationals, prestigious universities, and social media companies. PaySign is a registered trademark of 3PEA Technologies, Inc. in the United States and other countries. For more information visit us at www.3pea.com or follow us on LinkedIn, Twitter and Facebook.

Forward- Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

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3PEA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

MARCH 31, 2018 AND MARCH 31, 2017

(UNAUDITED)

	For the three months ended March 31,
	2018	2017
Revenues	$4,676,320	$3,200,895

Cost of revenues	2,433,210	1,833,549

Gross profit	2,243,110	1,367,346

Operating expenses
Depreciation and amortization	246,038	215,267
Selling, general and administrative	1,579,019	814,277

Total operating expenses	1,825,057	1,029,544

Income from operations	418,053	337,802

Other income (expense)
Other income (expense)	(7,400)	20,096

Total other income (expense)	(7,400)	20,096

Income (loss) before provision for income taxes and noncontrolling interest	410,653	357,898

Provision for income taxes	–	3,000

Net income (loss) before noncontrolling interest	410,653	354,898

Net loss attributable to the noncontrolling interest	1,895	14,496

Net income attributable to 3PEA International, Inc.	$412,548	$369,394

Net income (loss) per common share - basic	0.01	0.01

Net income (loss) per common share - fully diluted	0.01	0.01

Weighted average common shares outstanding - basic	43,670,765	43,185,765
Weighted average common shares outstanding - fully diluted	45,654,876	44,159,996

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3PEA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2018 AND DECEMBER 31, 2017

	March 31,	December 31,
	2018	2017
	(Unaudited)	(Audited)
ASSETS

Current assets
Cash	$2,170,391	$2,748,313
Restricted Cash	16,324,556	14,416,444
Accounts receivable	164,700	165,523
Prepaid Expenses and other current assets	986,970	572,789
Total current assets	19,646,617	17,903,069

Fixed assets, net	854,925	854,402

Intangible and other assets
Deposits	4,551	5,551
Intangible assets, net	1,745,529	1,639,557
Total assets	$22,251,622	$20,402,579

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$537,960	$1,145,083
Customer card funding	16,324,556	14,416,444
Total current liabilities	16,862,516	15,561,527

Long-term liabilities
Notes Payable	–	–
Total long-term liabilities	–	–

Total liabilities	16,862,516	15,561,527

Stockholders' equity
Common stock: $0.001 par value; 150,000,000 shares authorized, 43,670,765 and 43,670,765 issued and outstanding at March 31, 2018 and December 31, 2017	43,671	43,671
Additional paid-in capital	7,293,371	7,155,970
Treasury stock at cost, 303,450 and 303,450 shares, March 31, 2018 and December 31, 2017, respectively	(150,000)	(150,000)
Accumulated deficit	(1,595,924)	(2,008,472)
Total 3PEA International, Inc.'s stockholders' equity	5,591,118	5,041,169

Noncontrolling interest	(202,012)	(200,117)

Total stockholders' equity	5,389,106	4,841,052

Total liabilities and stockholders' equity	$22,251,622	$20,402,579

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3PEA International, Inc. Non-GAAP Measures

To supplement 3PEA’s financial results presented on a GAAP basis, we use non-GAAP measures of net income that excludes the following cash and non-cash items – interest, taxes, stock-based compensation, amortization and depreciation. We believe these non-GAAP measures help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures of net income we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with 3PEA’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

	March 31,
	2018	2017
Net income attributable to 3PEA International, Inc.	$412,548	$369,394
Income tax expense	–	3,000
Interest expense	–	–
Depreciation and amortization	246,038	215,267
EBITDA	$658,586	$587,661
Stock-based compensation	$137,401	$52,501
Adjusted EBITDA	$795,987	$640,162

Contacts

3PEA International, Inc.
Brian Polan, 1-702-749-7234
Chief Financial Officer

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